EXHIBIT (a)(8)

CONTACT: Corcept Therapeutics Investor Relations ir@corcept.com www.corcept.com

Corcept Therapeutics Announces Preliminary Results of Previously Announced Tender Offer

MENLO PARK, Calif., December 16, 2021 — Corcept Therapeutics Incorporated (NASDAQ: CORT) (“Corcept”), a commercial-stage company engaged in the discovery and development of drugs to treat severe metabolic, oncologic and psychiatric disorders by modulating the effects of cortisol, today announced the preliminary results of its previously announced tender offer to purchase up to 10,000,000 shares of its common stock, par value $0.001 per share, at a price not greater than $23.75 nor less than $20.75 per share, in cash, less any applicable withholding taxes and without interest (the “Tender Offer”), which expired one minute after 11:59 p.m., New York City time, on December 15, 2021.

Based on the preliminary count by Continental Stock Transfer & Trust Company, the depositary for the Tender Offer (the “Depositary”), 31,743,651 shares of Corcept’s common stock were validly tendered and not properly withdrawn at or below a purchase price of $23.75 per share, including 13,648,561 shares tendered by notice of guaranteed delivery.

In accordance with the terms and conditions of the Tender Offer, and based on the preliminary results reported by the Depositary, Corcept expects to purchase approximately 10,000,000 shares of common stock at a purchase price of $20.75 per share, for an aggregate cost of approximately $207,500,000, excluding fees and expenses relating to the Tender Offer. The number of shares that Corcept expects to purchase in the Tender Offer represents approximately 9% of the total number of shares of common stock outstanding as of December 15, 2021. Corcept expects to have approximately 105,933,592 shares of common stock outstanding immediately following payment for the shares of common stock purchased in the Tender Offer.

Due to the oversubscription of the Tender Offer, based on the preliminary count described above, Corcept will accept for purchase on a pro rata basis approximately 35% of the shares of common stock properly tendered and not properly withdrawn at the purchase price of $20.75 per share (other than “odd lot” holders, whose shares of common stock will be purchased on a priority basis).

The number of shares of common stock expected to be purchased by Corcept, the purchase price information and the proration information are preliminary and subject to change. The preliminary information contained in this press release is subject to confirmation by the Depositary and is based on the assumption that all shares of common stock tendered through notice of guaranteed delivery will be delivered within the two trading day settlement period. The final number of shares of common stock to be purchased by Corcept, the final purchase price information and the final proration information will be announced following the completion by the Depositary of the confirmation process. Payment for the shares of common stock accepted for purchase under the Tender Offer will occur promptly thereafter.

The sole dealer manager for the Tender Offer is Truist Securities, Inc. D.F. King is serving as the information agent for the Tender Offer and Continental Stock Transfer & Trust Company is serving as the depositary. Canaccord Genuity LLC is serving as a financial advisor. For all questions relating to the Tender Offer, please contact the information agent, D.F. King & Co., Inc. at cort@dfking.com or call toll-free at 1 (800) 431-9646, or call the dealer manager, Truist Securities, Inc. at 1 (404) 926-5832.

Important Notice

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities of Corcept.

About Corcept Therapeutics

Corcept is a commercial-stage company engaged in the discovery and development of drugs to treat severe metabolic, oncologic and psychiatric disorders by modulating the effects of the hormone cortisol. Korlym® was the first drug approved by the U.S. Food and Drug Administration for patients with Cushing’s syndrome. Corcept has discovered a large portfolio of proprietary compounds that selectively modulate the effects of cortisol. The company owns extensive United States and foreign intellectual property covering the composition of its selective cortisol modulators and the use of cortisol modulators to treat a variety of serious disorders.

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